EXHIBIT 10.1

RETIREMENT AGREEMENT AND GENERAL RELEASE

vTv Therapeutics LLC (the “Company”) and Stephen L. Holcombe, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

WHEREAS, Employee desires to retire from the Company and his last day of employment is October 19, 2021; and

WHEREAS, the parties are entering into this Agreement and General Release (“Agreement”), and pursuant to the terms and conditions of the Employment Agreement between Employee and Company dated December 10, 2020, for the purposes of resolving any potential dispute between the parties, and addressing severance benefits for Employee; and

WHEREAS, TriNet HR Corporation provides human resources services, including but not limited to payroll and benefits services, to the Company;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.          Termination of Employment. Effective as of October 19, 2021, Employee has retired from the Company and shall cease to serve as the Chief Executive Officer of the Company and has been relieved of all responsibilities for the Company. Employee’s employment with the Company is terminated effective as of October 19, 2021 (the “Retirement Date”). The Company agrees that it will not take the position before the North Carolina Division of Employment Security that Employee’s employment was terminated for misconduct connected with his work, and the Company will not assert that Employee is disqualified from receiving unemployment benefits.

2.          From the Retirement Date until December 31, 2022 (the “Transition Period”), Employee shall serve as a strategic advisor to the Company’s Chief Executive Officer (“CEO”) and upon request to the Board. During the Transition Period, the Employee shall serve as a consultant and not as an employee and will have the following specific duties: (i) continue to assist in the transition of responsibilities over the day-to-day operation of the Company to the CEO; (ii) provide counsel to the CEO on historic, strategic and policy issues; (iii) provide continued support to the CEO in the transition by facilitating introductions and establishing relationships with customers, , investors and other stakeholders ;and (iv) perform other duties at the reasonable request of the Board or the CEO, including customer and Congressional outreach and strategic and talent development. It is anticipated that such services during the Transition Period shall not exceed 19.9% of Employee’s time. In consideration for such services the Company shall pay Employee as a consultant and not as an employees at the rate of $150,000 per annum ($12,500 per full month) and Employee acknowledges and agrees that Employee will be an independent contractor, will not be a participant in the Company’s benefits plans during the

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Transition Period as a result of such services and Employee shall be responsible for taxes in connection with such payments during the Transition Period.

3.          Confidentiality and Return of Property. Employee acknowledges that he is bound by the terms of the Employment Agreement, including, without limitation sections regarding confidentiality which he previously signed in connection with his employment with the Company. Employee agrees that he will continue to take all reasonable steps to assist in protecting the Company’s confidential information from improper disclosure. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, and/or his attorney.

Employee affirms that Employee will return all the Company’s property, documents, and/or any confidential information in Employee’s possession or control at the conclusion of the Transition Period (or such earlier period as reasonably requested by the Company). Employee acknowledges that if, after Employee’s Transition Period, he subsequently discovers in his possession any property belonging to the Company, documents or materials that relate to the Company or to its business with any of its products, research, experiments, clients or customers, Employee will notify the Company immediately and immediately deliver such property, documents and materials to Human Resources at vTv Therapeutics LLC, 3980 Premier Drive, Suite 310, High Point, NC 27265.

The confidentiality agreements and obligations contained in this paragraph are in addition to any other confidentiality obligations established by the statutes and common law of Delaware, as well as the provisions set out in any other prior confidentiality agreement between Employee and the Company, including those contained in the Employment Agreement.

4.          Consideration. Provided Employee has timely executed this Agreement without alteration and complies with its terms, the Company agrees to provide to Employee the following severance benefits:

a.

Company will pay Employee severance payment in the amount equal to Employee’s Base Salary as defined in the Employment Agreement (on the basis of an annual salary of $450,000 per year (equal to $37,500 per month)) through December 31, 2022, subject to applicable taxes and withholdings. The applicable payment hereunder will be paid by direct deposit to Employee’s bank account over usual payroll dates within 10 business days after the later to occur of the following (i) Company’s receipt of an original of this Agreement signed by the Employee, with Employee’s waiver of the remainder of the 47-day period provided below; and (ii) the eighth day after the execution of this Agreement, with Employee not exercising the right to revoke this Agreement during the 7-day revocation period provided below. This Agreement may not be signed until after Employee’s last day of employment and must be executed within 47 days from the date this Agreement was first presented to Employee.

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b.	Per the terms of the Employment Agreement, Company will reimburse Employer’s share of group health plan benefits premiums under the Company’s plan for the 12-month period following the date of termination per the terms and conditions provided for in the Employment Agreement. Further, to receive reimbursement, Employee must submit to Company on a monthly basis copies of the premium invoice from the COBRA administrator and proof of timely payment of premium and continuation of benefits. The Employee’s share of COBRA benefits premiums will be adjusted for the new plan year beginning January 1, 2022.

c.

The Employee will receive a Cash Bonus (without pro rotation) as defined in the Employment Agreement for the calendar year 2021, based on the actual performance and as if he was employed for the entire 2021 year, if any, and shall be paid at the same time in 2022 that bonuses are paid to active employees of the Company.

d.	The Employee’s outstanding stock option awards (“Option Awards”) to acquire shares of Class A Common stock of vTv Therapeutics Inc. (“vTv”) as of the date hereof shall continue to remain outstanding and vest (to the extent not yet vested) and shall be fully vested at the end of the Transition Period. In addition, notwithstanding anything in the Option Awards to the contrary with respect to a termination of employment, any previously unexercised Options held by Employee shall be exercisable until the last day of the Option Period (which for the avoidance of doubt shall in no event be more than the tenth anniversary of the date of grant) or such earlier date, if a Change in Control occurs

5.          Benefits. Employee’s participation in each and all of the Company’s employee benefit plans and programs shall cease as of October 31, 2021 (or such earlier date if required under the terms of the plan), and he shall not be entitled to any further benefits or coverages under any such employee benefit plans, except that Employee’s medical, dental, vision insurances under the Company’s plan will continue through the 12-month period following the date of termination as provided in the Employment Agreement and contingent upon Employee making timely premium payments and maintaining eligibility for continuation of benefits.

Employee will receive from the health benefits plan administrator, a notice of his opportunities to continue to participate in each of the Company’s medical, dental, and vision insurance, and any other benefits through the provisions of COBRA. Employee may elect to continue his health insurance or other applicable coverages in accordance with the provisions of that notice. If Employee elects to continue to participate in any such benefits through the COBRA continuation rights afforded under any of the applicable benefit plans, Employee must timely complete any election forms and timely make any required premium payments and otherwise comply with the terms of such benefit plans. Employee shall have no continuation rights to participate in the Company’s benefit plans except as set forth in the applicable COBRA notices.

6.          Compensation. The Employee will receive all compensation, wages, bonuses, commissions, vacation, earned unused PTO, and/or benefits Employee earned through October 19, 2021, to be paid on the normal payroll date at his regular prorated salary rate, subject to

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applicable taxes and withholdings. Employee acknowledges and agrees that he is not entitled to any bonuses whether in cash or equity for any prior year and Employee is not entitled to any additional options to acquire stock of vTv.

7.          No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not be entitled to receive the monies and/or benefits specified in Paragraphs 3 and 4 above (other than any rights to COBRA continuation or vested benefits), except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein because there is no severance benefit to which he would be entitled without execution of this Agreement. Aside from the payment described herein, the parties agree that Employee is not entitled to any other salary, wages, bonus, commissions, PTO or vacation pay with respect to his employment with the Company for which he has not yet been paid.

8.          General Release of All Claims. Except as otherwise set forth in this Agreement, Employee, for himself and his heirs, executors, administrators, and assigns, hereby releases, acquits and forever discharges the Company, vTv, TriNet HR Corporation and their affiliates, subsidiaries, officers, directors, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns and affiliates (the “Released Party” or “Released Parties” and the Company, together with vTv and each of their respective subsidiaries and affiliates, the “Company Group”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date Employee signs this Agreement.  This general release includes, but is not limited to:  (i)  claims and demands arising out of or in any way connected with Employee’s employment with the Company Group, or the termination of that employment; (ii) claims or demands related to Employee’s compensation or benefits with the Company Group, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation;  (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; North Carolina Equal Employment Practices Act (N.C. Gen. Stat. §143-422.1 (et seq.), as amended; North Carolina Persons With Disabilities Protection Act” (N.C. Gen. Stat. §163A-1 et seq.), as amended; North Carolina Retaliatory Employment Discrimination Law (N.C. Gen. Stat. §95-240 et seq.), as amended; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an Employment Agreement, sales commission plan or incentive compensation plan applicable to Employee’s employment with the Company. To the extent

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permitted by law, Employee also promises never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction.

Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this Release does not prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in Employee’s state or participating in an EEOC or state agency investigation. Employee agrees to waive Employee’s right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on Employee’s behalf arising out of or related to Employee’s employment with and/or separation from the Company.

9.          Resignation. Effective as of the Retirement Date, Employee resigns from all positions with the Company Group in his capacity as an officer, director, employee, consultant, trustee or otherwise and agrees to execute any documents reasonably requested by Company Group to effectuate the foregoing. Notwithstanding the foregoing, the Employee shall serve as a consultant and not as an employee during the Transition Period.

10.        Acknowledgments and Affirmations. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim or administrative proceeding against the Company.

Employee affirms that Employee has been granted any leave to which Employee was entitled and requested under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement(s) with the Company and/or common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

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Employee affirms that all the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

Employee agrees that this Agreement is written in a manner that enables him/her to fully understand its content and meaning.

Employee agrees he is waiving and releasing claims (including those asserted under the ADEA) in exchange for valuable consideration identified above that is in addition to anything of value to which he is already entitled.

11.          Non-Disparaging Remarks. Employee agrees that he will not make any derogatory or disparaging remarks about the Company Group, its products, its management, its employees or any of other Released Parties. Employee further agrees that he will not make any announcements, press releases, or demonstrations regarding the Company. If at any time hereafter Employee disparages the Company Group or the Released Parties, Employee waives his rights under this Agreement. Employee agrees that he will not take any action to interfere with the conduct of the business or mission of the Company Group and the Released Parties. Employee agrees that he will not solicit, induce, urge or attempt to persuade any employees of the Company Group to pursue any claims against the Company Group and the Released Parties.

12.          Incorporation by Reference. Employee and Company agree that the provisions contained in Sections 4.7 (Section 409A), 5 (Restrictive Covenant Acknowledgements; Reasonableness), 6 (Covenants Relating to Ownership of Notes, Records and Documents), 7 (Non-Solicitation Covenants), 8 (Noncompetition Covenant), 9 (Covenant not to Disclose Confidential Information), 10 (Non-disparagement Covenant), 11 (Inventions Covenant), 12 (Property of the Company), 13 (Remedies), and 17.7 (Withholding Taxes) of the Employment Agreement are hereby incorporated into this Agreement by reference. For the avoidance of doubt, Employee agrees to continue to be bound by such provisions.

13.          Protected Rights. Notwithstanding any other provision in this Agreement or any other agreement that Employee may have entered with the Company Group (collectively, the “Agreements”), nothing contained in any of the Agreements (i) prohibit Employee from reporting to the staff of the Securities and Exchange Commission (the “SEC”) possible violations of any law or regulation of the SEC, (ii) prohibit Employee from making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Employee’s right to receive an award for information provided to the SEC staff in accordance with the foregoing. Please note that Employee does not need the prior authorizations of the Company /group to engage in such reports, communications or disclosures and Employee is not required to notify the Company Group if Employee engages in any such reports, communications or disclosures.

14.          Governing Law; Dispute Resolution.

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a.	It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.
b.	Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement (a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.
c.	Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees that (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in Section 15 of the Employment Agreement, as such address may be changed from time to time pursuant hereto, and (iii) service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.
d.	JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

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15.          Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.

16.          Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

17.          Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except the provisions of the Employment Agreement previously executed by Employee and incorporated herein by reference. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement. Employee agrees that he may not assign his rights under this Agreement to any other individual or entity, but acknowledges it is binding upon his heirs, successors and assigns. The Company also agrees that this Agreement is binding on and shall inure to the benefit of its successors and assigns.

EMPLOYEE IS HEREBY ADVISED BY COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. PLEASE READ THIS DOCUMENT CAREFULLY BEFORE SIGNING IT. THIS IS A LEGAL DOCUMENT AND SIGNING IT WILL HAVE LEGAL CONSEQUENCES. BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES AND AGREE THAT:

•	EMPLOYEE VOLUNTARILY AND KNOWINGLY INTENDS TO BE BOUND BY THE TERMS OF THIS AGREEMENT;
•	THIS AGREEMENT SPECIFICALLY CONTAINS A RELEASE OF ANY AGE DISCRIMINATION CLAIM THAT EMPLOYEE MAY HAVE THAT HAS ARISEN UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AT ANY POINT PRIOR TO THE EXECUTION OF THIS AGREEMENT;
•	EMPLOYEE HAS BEEN GIVEN NO LESS THAN TWENTY-ONE (21) DAYS FROM THE DATE THIS AGREEMENT WAS FIRST PRESENTED TO EMPLOYEE TO MAKE A DECISION ON EXECUTION OF THIS AGREEMENT;
•	TO THE EXTENT THAT EMPLOYEE SIGNS THIS AGREEMENT IN LESS THAN FORTY-SEVEN (47) DAYS (THE CONSIDERATION PERIOD), EMPLOYEE HEREBY KNOWINGLY AND VOLUNTARILY WAIVES THE REMAINDER OF THE FORTY-SEVEN (47) DAY PERIOD;
•	THE COMPANY SHALL HAVE NO OBLIGATION TO MAKE SEVERANCE PAYMENTS TO EMPLOYEE IF EMPLOYEE DOES NOT EXECUTE AND

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DELIVER THE AGREEMENT WITHIN FORTY-SEVEN DAYS FROM THE DATE THIS AGREEMENT WAS FIRST PRESENTED TO EMPLOYEE (CONSIDERATION PERIOD).

UPON SIGNING THIS AGREEMENT, RETURN IT TO COMPANY’S HUMAN RESOURCES DEPARTMENT, ATTENTION: Vanessa McDade. IF EMPLOYEE TIMELY EXERCISES EMPLOYEE’S OPTION TO REVOKE THIS AGREEMENT DURING THE SEVEN-DAY PERIOD:

•	EMPLOYEE MUST NOTIFY THE HUMAN RESOURCES DEPARTMENT IN WRITING WITHIN SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT;
•	EMPLOYEE SHALL NOT RECEIVE ANY SEVERANCE OR SEPARATION PAY AND EMPLOYEE’S EMPLOYMENT SHALL STILL BE TERMINATED; AND

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO FORTY-SEVEN (47) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES. EMPLOYEE AGREES THAT HIS EXECUTION OF THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE FORTY-SEVEN DAY PERIOD WAS HIS VOLUNTARY ACT.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

vTv Therapeutics LLC

By:	/s/ Stephen L. Holcombe	By:	/s/ Robin E. Abrams
	Stephen L. Holcombe		Robin E. Abrams
Executive Chair, Board of Directors

Date:	October 19, 2021	Date:	October 19, 2021

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